Filed Pursuant to Rule 424(b)(3)
Registration No. 333-130126
This Prospectus Supplement and the information contained herein are subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This Prospectus Supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED JUNE 6, 2006
PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 5, 2005)
$
AETNA INC.
$                                    % Senior Notes Due 2011
$                                    % Senior Notes Due 2016
$                                    % Senior Notes Due 2036
          We are offering $                    of our      % senior notes due 2011 (the “2011 Notes”), $                    of our      % senior notes due 2016 (the “2016 Notes”) and $                    of our      % senior notes due 2036 (the “2036 Notes” and, together with the 2011 Notes and the 2016 Notes, the “Notes”).
      The 2011 Notes will bear interest at a rate of      % per year, the 2016 Notes will bear interest at a rate of      % per year and the 2036 Notes will bear interest at a rate of      % per year. Interest on each series of the Notes is payable on                     and                     of each year, beginning on                           ,           . The 2011 Notes will mature on                     , 2011, the 2016 Notes will mature on                     , 2016, and the 2036 Notes will mature on                     , 2036. We may redeem the Notes at any time prior to                     ,           in the case of the 2011 Notes,                     ,           in the case of the 2016 Notes and                     ,           in the case of the 2036 Notes, in whole or in part, at the redemption prices described in this prospectus supplement.
      The Notes will be senior obligations of our company and will rank equally with all of our other existing and future unsecured senior indebtedness.
      Investing in the Notes involves risks. See “Forward-Looking Information/Risk Factors” in our 2005 Aetna Annual Report, Financial Report to Shareholders incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2005.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2011 Note	Per 2016 Note	Per 2036 Note	Total

Public Offering Price	%	%	%	$
Underwriting Discount	%	%	%	$
Proceeds to Aetna Inc. (before expenses)%		%	%	$
The underwriters expect to deliver the Notes to purchasers on or about June      , 2006.
Joint Book-Running Managers

Citigroup	Goldman, Sachs & Co.	JPMorgan

Other Book-Running Managers

(2011 Notes)	(2016 Notes)	(2036 Notes)

Credit Suisse	Banc of America Securities LLC	Deutsche Bank Securities

UBS Investment Bank	Morgan Stanley	Wachovia Securities
June      , 2006

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus filed by the Company with the Securities and Exchange Commission. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the prospectus supplement. We and the underwriters have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of this prospectus supplement, the accompanying prospectus or the information incorporated by reference herein or therein, and the information in any free writing prospectus may only be accurate as of the date of such free writing prospectus. Our business, financial condition, results of operations and/or prospects may have changed since those dates.
      In this prospectus supplement and the accompanying prospectus, all references to “Aetna,” the “Company,” “we,” “us” and “our” refer to Aetna Inc. and its consolidated subsidiaries, unless the context otherwise requires. The “underwriters” refers to the financial institutions named on the front cover of this prospectus supplement.
      We are offering the Notes globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

THE OFFERING
      The offering terms of the Notes are summarized below solely for your convenience. This summary is not a complete description of the Notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Notes, see the discussion under the caption “Description of the Notes” beginning on page S-9 of this prospectus supplement.

Issuer	Aetna Inc.

Notes Offered	$ aggregate principal amount of % senior notes due 2011 (the “2011 Notes”), $ aggregate principal amount of % senior notes due 2016 Notes (the “2016 Notes”) and $ aggregate principal amount of % senior notes due 2036 (the “2036 Notes” and, together with the 2011 Notes and the 2016 Notes, the “Notes”).

Maturity	The 2011 Notes will mature on , 2011, the 2016 Notes will mature on , 2016 and the 2036 Notes will mature on , 2036.

Interest Payment Dates	and , beginning , .

Optional Redemption	We may redeem the Notes at any time prior to , in the case of the 2011 Notes, , in the case of the 2016 Notes and , in the case of the 2036 Notes, in whole or in part, at the redemption prices described in this prospectus supplement. We are not required to establish a sinking fund to retire or repay the Notes.

Ranking	The Notes will be our senior unsecured and unsubordinated obligations and will rank equally with all of our existing and future senior unsecured indebtedness and senior to all of our subordinated indebtedness. See “Description of the Notes.”

Use of Proceeds	We will use the estimated $ in net proceeds from this offering to redeem outstanding debt, to repay outstanding commercial paper and for general corporate purposes, including share repurchases. See “Use of Proceeds.”

Covenants	The indenture for the Notes contains limitations on liens on common stock of our Principal Subsidiaries (as defined in the indenture) and limits our ability to consolidate with or merge with or into any other person (other than in a merger or consolidation in which we are the surviving person) or sell our property or assets as, or substantially as, an entirety to any person. These covenants are subject to important qualifications and limitations. See “Description of Debt Securities — Limitations on Liens on Common Stock of Principal Subsidiaries” and “— Consolidation, Merger and Sale of Assets” in the accompanying prospectus.

Minimum Denominations	The Notes will be issued and may be transferred only in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Risk Factors	For a discussion of factors you should carefully consider before deciding to purchase the Notes, see “Forward-Looking Information/Risk Factors” in our Aetna 2005 Annual Report, Financial Report to Shareholders (the “2005 Annual Report”), incorporated by reference in, and filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to, our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as updated in any subsequent filings with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

THE COMPANY
      We are one of the nation’s leading diversified health care benefits companies, serving approximately 28.3 million people as of March 31, 2006, with information and resources to help them make better informed decisions about their health care. As of March 31, 2006, we served approximately 15.4 million medical members, 13.3 million dental members, 10.2 million pharmacy members and 13.1 million group insurance members. At March 31, 2006, we also had over 735,000 health care professionals, including hospitals and pharmacies, participating in our networks nationwide. We offer a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life, long-term care and disability plans, and medical management capabilities. We offer these products on both an insured and employer-funded basis. We offer our products in all 50 states, and our customers include employer groups, individuals, college students, part-time and hourly workers, health plans and government-sponsored plans. We also have a large case pensions business that manages a variety of discontinued and other retirement products (including pension and annuity products) primarily for tax qualified pension plans of large customers.
      Our principal executive offices are located at 151 Farmington Avenue, Hartford, Connecticut 06156, and our telephone number is (860) 273-0123. Internet users can obtain information about Aetna and its services at http://www.aetna.com. This text is not an active link, and our website and the information contained on that site, or connected to that site, is not incorporated into this prospectus supplement.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our filings with the SEC, including the registration statement containing this prospectus supplement (including the exhibits and schedules thereto).
      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC prior to the termination of the offering under this prospectus supplement will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus supplement:

(a) Our Current Reports on Form 8-K filed on May 9, 2006 and May 18, 2006;

(b) Our Quarterly Report on Form 10-Q for the three months ended March 31, 2006; and

(c) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
      You may request a free copy of these filings by writing or telephoning the office of the Corporate Secretary, Aetna Inc., 151 Farmington Avenue, RE4K, Hartford, Connecticut 06156, Telephone: (860) 273-4970.

CAPITALIZATION
      The following table shows our capitalization on a consolidated basis as of March 31, 2006 (unaudited) and as adjusted for the sale of $               aggregate principal amount of Notes offered by this prospectus supplement and the application of the net proceeds from that sale.

	Actual	As Adjusted
(In millions)
Short-term debt:
Commercial paper program(1)	$453.4		—
Bridge loan(2)	7.0		$7.0

Total short-term debt	460.4		7.0

Long term debt:
Senior notes, 7.875% due 2011(3)	$448.1		$448.1
Senior notes, 8.50% due 2041(3)(4)	707.6		—
Senior notes, % due 2011	—
Senior notes, % due 2016	—
Senior notes, % due 2036	—

Total long term debt	$1,155.7	$

Shareholders’ Equity:
Common stock and additional paid-in capital ($.01 par value; 2.9 billion shares authorized, 567.0 million shares issued and outstanding)	$2,381.9		$2,381.9
Retained earnings	8,125.4
Accumulated other comprehensive (loss) income	(54.3)		(54.3)

Total shareholders’ equity	10,453.0

Total Capitalization	$12,069.1	$

(1)	We maintain, and may issue short-term debt securities under, a commercial paper program that is supported by an unsecured $1 billion five year revolving credit agreement. The revolving credit agreement permits the aggregate commitments under the agreement to be expanded to a maximum of $1.35 billion upon our agreement with one or more financial institutions.

(2)	Certain of our subsidiaries entered into a $45 million one year variable funding credit program with a bank to provide short-term liquidity to those subsidiaries. Borrowings under this program are secured by certain assets of those subsidiaries.

(3)	At March 31, 2006, the components of our senior notes were as follows:

	7.875% Senior Notes	8.50% Senior Notes
	due 2011	due 2041(4)
(In millions)
Senior notes	$450.0	$700.0
Cumulative fair values of sold interest rate swaps(5)	—	7.6
Unamortized debt discount(6)	(1.9)	—

Total senior notes	$448.1	$707.6

(4)	All of the 8.50% senior notes will be redeemed on June 19, 2006.

(5)	In December 2002, we entered into an interest rate swap agreement to convert the fixed rate of 8.50% on $200 million of our 8.50% senior notes due 2041 to a variable rate of interest of three month LIBOR plus 2.54%. In December 2001, we entered into an interest rate swap agreement to convert the fixed rate of 8.50% on $350 million of our 8.50% senior notes due 2041 to a variable rate of interest of three month LIBOR plus 1.595%. Based on the terms of these interest rate swap agreements, they qualified as fair value hedges. In

May 2005, we sold both of these interest rate swap agreements. At the time of the sale of these interest rate swap agreements, the cumulative fair value adjustment to the 8.50% senior notes due 2041 on our balance sheet was a gain of approximately $7.8 million. As a result of the sale, the cumulative fair value adjustment will be amortized as a reduction of interest expense over the remaining life of the 8.50% senior notes due 2041.

(6)	Our 7.875% senior notes due 2011 were issued at a discount to their par value, which is expensed over the life of the 7.875% senior notes due 2011.

      At June 5, 2006, we had approximately $450 million of short-term debt outstanding.
      We expect our ratio of earnings to fixed charges to decrease after giving effect to the sale of the Notes offered by this prospectus supplement and the application of the net proceeds from that sale.

USE OF PROCEEDS
      Our net proceeds from this offering are estimated to be approximately $          after deducting underwriting discounts and estimated offering expenses. We will use these net proceeds to redeem the entire $700 million aggregate principal amount of our 8.50% senior notes due 2041, to repay outstanding commercial paper borrowings, which amounted to approximately $450 million as of June 5, 2006, and for general corporate purposes, including share repurchases. As of June 5, 2006, our commercial paper borrowings had an effective weighted average interest rate of 5.144%. Certain of the underwriters participating in this offering are dealers in our commercial paper program, and may receive proceeds from this offering as a result of their ownership of some of our commercial paper.

SELECTED FINANCIAL INFORMATION
      The following table sets forth our selected consolidated financial data for the five years ended December 31, 2005 and the three-month periods ended March 31, 2006 and March 31, 2005. The financial data for the three-month periods ended March 31, 2006 and March 31, 2005 is derived from our unaudited financial statements. The unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations during that period and as of that date. Operating results for the three months ended March 31, 2006 are not necessarily indicative of those to be expected for the full fiscal year.
      The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 and our 2005 Annual Report, each filed with the SEC and incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” in this prospectus supplement.

	Three Months Ended
	March 31,		Years Ended December 31,

	2006	2005(1)	2005(1)	2004(1)	2003(1)	2002(1)	2001(1)

	(In millions)
INCOME STATEMENT DATA:
Total revenue	$6,234.7	$5,426.9	$22,491.9	$19,904.1	$17,976.4	$19,878.7	$25,190.8

Health care costs	3,786.2	3,048.5	13,107.9	11,637.7	10,135.8	12,452.8	17,938.8
Current and future benefits	600.7	615.3	2,364.5	2,191.5	2,090.8	2,245.5	2,458.3
Operating expenses	1,197.1	1,116.2	4,452.7	4,167.7	4,217.4	4,281.8	4,531.8
Interest expense	33.5	27.2	122.8	104.7	102.9	119.5	142.8
Amortization of goodwill and other acquired intangible assets	19.9	10.7	57.4	42.5	50.8	130.8	416.6
Reductions of reserve for future anticipated losses on discontinued products	—	—	(66.7)	—	—	(8.3)	(94.5)
Severance and facilities charges	—	—	—	—	—	161.0	192.5

Total benefits and expenses	5,637.4	4,817.9	20,038.6	18,144.1	16,597.7	19,383.1	25,586.3

Income (loss) from continuing operations before income taxes	597.3	609.0	2,453.3	1,760.0	1,378.7	495.6	(395.5)
Income taxes (benefits)	211.7	219.7	880.0	635.2	485.8	134.4	(93.1)

Income (loss) from continuing operations	$385.6	$389.3	$1,573.3	$1,124.8	$892.9	$361.2	$(302.4)

BALANCE SHEET DATA (AT PERIOD END):
Total assets	$45,662.4	$42,132.6	$44,433.3	$42,214.1	$41,018.2	$40,127.1	$43,284.6

Debt:
Short-term	$460.4	$—	$—	$—	$—	$—	$109.7
Long-term	1,155.7	1,601.4	1,605.7	1,609.7	1,613.7	1,633.2	1,591.3

Total debt	$1,616.1	$1,601.4	$1,605.7	$1,609.7	$1,613.7	$1,633.2	$1,701.0

Shareholders’ equity	$10,453.0	$9,124.0	$10,188.7	$9,161.8	$7,992.0	$7,059.6	$9,978.2

(1)	Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 Revised, “Share-Based Payments,” applying the modified-retrospective approach. Accordingly, all prior period financial information was adjusted to reflect our stock-based compensation activity since 1995.

DESCRIPTION OF THE NOTES
      Each series of Notes offered by this prospectus supplement is a series of “senior debt securities” as described in the accompanying prospectus. This description supplements the description of the general terms and provisions of the debt securities found in the accompanying prospectus.
      Capitalized terms used and not otherwise defined below or elsewhere in this prospectus supplement or the accompanying prospectus are used with the respective meanings given thereto in the Senior Indenture dated as of March 2, 2001 between Aetna Inc. and U.S. Bank National Association, successor in interest to State Street Bank and Trust Company (the “Senior Indenture”). Any reference to the “Notes” contained in this prospectus supplement refers to the           % Senior Notes due 2011 (the “2011 Notes”), the      % Senior Notes due 2016 (the “2016 Notes”) and the      % Senior Notes due 2036 (the “2036 Notes”) unless the context indicates otherwise.
      The Senior Indenture does not restrict our ability to incur additional indebtedness, other than certain indebtedness secured by liens on common stock of our Principal Subsidiaries (as defined in the Senior Indenture). The Senior Indenture contains negative covenants that apply to us; however, the limitation on liens and the limitation on consolidation, merger and sale of assets contain important exceptions. See “Description of the Debt Securities — Limitations on Liens on Common Stock of Principal Subsidiaries” and “— Consolidation, Merger and Sale of Assets” in the accompanying prospectus.
General
      The 2011 Notes initially will be limited to $          aggregate principal amount. The 2016 Notes initially will be limited to $ aggregate principal amount. The 2036 Notes initially will be limited to $          aggregate principal amount. We may, without the consent of the holders of the Notes, increase such principal amounts in the future, on the same terms and conditions (except that the issue price and the issue date may vary) and with the same CUSIP numbers as the 2011 Notes, the 2016 Notes or the 2036 Notes being offered by this prospectus supplement. The Notes will be our senior unsecured general obligations, and rank on a parity with all of our existing and future unsecured and unsubordinated indebtedness.
      Principal of, and premium, if any, and interest on the Notes will be payable, and transfers of the Notes will be registrable, at our office or agency in the Borough of Manhattan, The City of New York. Transfers of the Notes will also be registrable at any of our other offices or agencies that we may maintain for that purpose. In addition, payment of interest may be made, at our option, by check mailed to the address of the person entitled thereto as shown on the security register. The Notes are to be in denominations of $2,000 or any multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, except for any tax or other governmental charge that may be imposed in connection therewith.
Interest; Maturity; No Sinking Fund
      Each Note will bear interest from                     , 2006, payable semiannually on                     and                     of each year, commencing                     ,                     , to the person in whose name the Note is registered, subject to certain exceptions as provided in the Senior Indenture, at the close of business on the                     or                     , as the case may be, immediately preceding such                     or                     . The 2011 Notes will bear interest at a rate of      % per year, the 2016 Notes will bear interest at a rate of      % per year and the 2036 Notes will bear interest at a rate of      % per year. The 2011 Notes will mature on                     , 2011, the 2016 Notes will mature on                     , 2016 and the 2036 Notes will mature on                     , 2036. The Notes are not subject to any sinking fund provision. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption
      The Notes will be redeemable at any time prior to                     ,           in the case of the 2011 Notes,                     ,           in the case of the 2016 Notes and                     ,           in the case of the 2036 Notes, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes being redeemed, or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed from the redemption date to the maturity date discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus:

•	in the case of the 2011 Notes, basis points,

•	in the case of the 2016 Notes, basis points, and

•	in the case of the 2036 Notes, basis points,
      plus, in each case, any interest accrued but not paid to the date of redemption.
      The “Treasury Rate” means, with respect to any redemption date for any portion of the Notes,

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for a series of Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month), or

•	if the release referred to in the previous bullet (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.
      The Treasury Rate will be calculated on the third Business Day preceding the redemption date.
      “Comparable Treasury Issue” means the United States Treasury security selected by an “Independent Investment Banker” as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.
      “Comparable Treasury Price” means, with respect to any redemption date for any Notes, the average of all Reference Treasury Dealer Quotations (as defined below) obtained.
      “Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. If any Reference Treasury Dealer ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer for that dealer.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding the redemption date.
      Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of Notes to be redeemed.
      Unless we default in payment of the redemption price, interest will cease to accrue on the Notes or portions of the Notes called for redemption on and after the redemption date.
Global Securities
      Each series of Notes will be issued in the form of one or more global securities that will be deposited with, or on behalf of, the depositary, The Depository Trust Company. Interests in the global securities will be issued only in denominations of $2,000 or multiples of $1,000 in excess thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, a global security may not be transferred except as a whole to a nominee of the depositary for the global security, or by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee to a successor depositary or a nominee of the successor depositary.
Book-Entry System
      Initially, the Notes will be registered in the name of Cede & Co., the nominee of the depositary. Accordingly, beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the depositary and its participants.
      The depositary has advised us and the underwriters as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended. The depositary holds securities that its participants (“Direct Participants”) deposit with the depositary. The depositary also eliminates the need for physical movement of securities certificates by facilitating the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in the Direct Participants’ accounts. Direct Participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations, and certain other organizations. The depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the depositary’s book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the depositary and its Direct and Indirect Participants are on file with the SEC.
      The depositary advises that its established procedures provide that:

•	upon our issuance of the Notes, the depositary will credit the accounts of Direct Participants designated by the underwriters with the principal amounts of the Notes purchased by the underwriters; and

•	ownership of interests in the global securities will be shown on, and the transfer of the ownership will be effected only through, records maintained by the depositary, the Direct Participants and the Indirect Participants.
      The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Persons required to take physical delivery of securities they own may not be able to purchase beneficial interests in the global securities.

      So long as a nominee of the depositary is the registered owner of the global securities, the nominee for all purposes will be considered the sole owner or holder of the global securities under the Senior Indenture. Except as provided below, owners of beneficial interests in the global securities will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Senior Indenture.
      Neither we, the Trustee, any paying agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities, or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
      Principal and interest payments on the Notes registered in the name of the depositary’s nominee will be made in immediately available funds to the depositary’s nominee as the registered owner of the global securities. Under the terms of the Notes, we and the Trustee will treat the persons in whose names the Notes are registered as the owners of those Notes for the purpose of receiving payment of principal and interest on those Notes and for all other purposes whatsoever. Therefore, neither we, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the global securities. The depositary has advised us and the Trustee that its current practice is, upon receipt of any payment of principal or interest, to credit Direct Participants’ accounts on the payment date in accordance with their respective holdings of beneficial interests in the global securities as shown on the depositary’s records, unless the depositary has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to owners of beneficial interests in the global securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the Direct and Indirect Participants and not of the depositary, the Trustee or us, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to the depositary is our responsibility or the responsibility of the Trustee; disbursement of those payments to the owners of beneficial interests in the global securities shall be the responsibility of the depositary and Direct and Indirect Participants.
      Notes represented by a global security will be exchangeable for Notes in definitive form of like tenor as the global security in denominations of $2,000 and in any greater amount that is a multiple of $1,000 in excess thereof if the depositary notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time the depositary ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days or we in our discretion at any time determine not to require all of the Notes to be represented by a global security and notify the Trustee thereof. Any Notes that are exchangeable pursuant to the preceding sentence are exchangeable for Notes issuable in authorized denominations and registered in such names as the depositary shall direct. Subject to the foregoing, a global security is not exchangeable, except for a global security or global securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.
Same-Day Settlement and Payment
      Settlement for the Notes will be made by the underwriters in immediately available funds. So long as the depositary continues to make same day settlement available to us, all payments of principal and interest on the Notes will be made by us in immediately available funds.
      Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the depositary will facilitate same day settlement for trading in the Notes until maturity, and secondary market trading activity in the Notes will therefore be required by the depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

UNDERWRITING
      Citigroup Global Markets Inc., Goldman, Sachs & Co., and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below.
      Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.

Principal Amount
Underwriter	of Notes

Citigroup Global Markets Inc.	$
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Wachovia Capital Markets, LLC
Total	$

      The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to the receipt of legal opinions by counsel covering the validity of the Notes and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.
      The underwriters propose to offer some of the Notes directly to the public at the applicable offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the applicable offering price less a concession not to exceed the percentage of the principal amount of the Notes specified in the table below. The underwriters may allow, and dealers may reallow, a concession on sales to other dealers in an amount not to exceed the amount specified in the table below.

	Per 2011 Note	Per 2016 Note	Per 2036 Note

Concession	%	%	%
Reallowance	%	%	%
      After the initial offering of the Notes to the public, the representatives may change the applicable offering price and concessions.
      Each of the underwriters severally represents and agrees that, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Securities to the public in that Relevant Member State at any time:

a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this provision, the expression an “offer of notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measures implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
      Each underwriter has represented, warranted and agreed that:

•	It has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any Notes included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	It has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act of 2000 (“FSMA”)) received by it in connection with the issue or sale of any Notes included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

•	It has complied with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes included in this offering in, from or otherwise involving the United Kingdom;

•	The offer in the Netherlands of the Notes included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises);

•	(1) It has not offered or sold and will not offer or sell Notes in Hong Kong SAR by means of this prospectus supplement or any other document, other than to person whose ordinary business involves buying or selling shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Companies ordinance (Cap. 32 of the Laws of Hong Kong SAR), and (2) unless it is a person who is permitted to do so under the securities laws of Hong Kong SAR, it has not issued or held for the purpose of issue in Hong Kong and will not issue or hold for the purpose of issue in Hong Kong SAR this prospectus supplement, any other offering material or any advertisement, invitation or document relating to the Notes, otherwise than with respect to Notes intended to be disposed of to persons outside Hong Kong SAR or only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or as agent;

•	The Notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan, and it has not offered or sold and will not offer or sell, directly or indirectly, the Notes in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law; and

•	This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, may not be circulated or distributed, nor may the Notes be offered or sold or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

Paid by Aetna Inc.

Per 2011 Note	%
Per 2016 Note	%
Per 2036 Note	%
      In connection with the offering, one or more of the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.
      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriter responsible for stabilizing activities on behalf of the syndicate, in covering syndicate short positions or making stabilizing purchases repurchases Notes originally sold by that syndicate member.
      Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
      We estimate that our total expenses for this offering will be $                    .
      The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Certain of the underwriters participating in this offering are dealers in our commercial paper program, and may receive proceeds from this offering as a result of their ownership of some of our commercial paper.
      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

VALIDITY OF THE NOTES
      The validity of the Notes offered hereby will be passed upon for Aetna by Davis Polk & Wardwell, New York, New York and for the underwriters by Sullivan & Cromwell LLP, Washington, D.C. Davis Polk & Wardwell and Sullivan & Cromwell LLP may rely upon an opinion of Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, special Pennsylvania counsel to Aetna, as to certain matters governed by Pennsylvania law.
EXPERTS
      The consolidated financial statements and schedule of Aetna Inc. and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS
Aetna Inc.
DEBT SECURITIES
COMMON SHARES
PREFERRED SHARES
PURCHASE CONTRACTS
WARRANTS
UNITS

          We may offer from time to time debt securities, common shares, preferred shares, purchase contracts, warrants to purchase common shares or warrants to purchase debt securities, or units that may include any of these securities or securities of other entities. Specific terms of these securities will be provided in supplements to this prospectus. The debt securities, preferred shares, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred shares or other securities of the Company or debt or equity securities of one or more other entities. You should read this prospectus and any supplement carefully before you invest.
      The Company may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
      This prospectus describes some of the general terms that may apply to debt securities. The specific terms of any debt securities and the terms of any other securities to be offered will be described in a supplement to this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 5, 2005

      You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Aetna”, “we,” “us,” and “our” refer to Aetna Inc. and its consolidated subsidiaries.

THE COMPANY
      We are one of the nation’s largest health care, dental, pharmacy, group life, disability and long-term care insurance and employee benefits companies, based on membership. At September 30, 2005, we served more than 14 million health members, 13 million dental members, 9 million pharmacy members and 13 million group life and disability insurance members. At September 30, 2005, we also had over 700,000 health care professionals, including hospitals and pharmacies, participating in our networks nationwide. We provide a full spectrum of health and dental products (ranging from managed care to indemnity products), group insurance products (including life, disability and long-term care insurance products) and certain specialty health products. These products are offered on both an insured and employer-funded basis. We offer our products in all 50 states, and focus on the commercial customer (ranging from small employer groups to large, multi-site national accounts). We also have a large case pensions business that manages a variety of discontinued and other retirement and savings products (including pension and annuity products) primarily for defined benefit and defined contribution plans of large customers.
      Our principal executive offices are located at 151 Farmington Avenue, Hartford, Connecticut 06156, and our telephone number is (860) 273-0123. Internet users can obtain information about Aetna and its services at http://www.aetna.com. This text is not an active link, and our website and the information contained on that site, or connected to that site, is not incorporated into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our filings with the SEC, including the registration statement containing this prospectus (including the exhibits and schedules thereto).
      We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.
      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after December 5, 2005 and prior to the termination of the offering under this prospectus:

(a) Current Report on Form 8-K dated December 2, 2005;

(b)	Quarterly Reports on Form 10-Q for the three months ended March 31, 2005, June 30, 2005 and September 30, 2005; and

(c) Annual Report on Form 10-K for the fiscal year ended December 31, 2004.
      You may request a free copy of these filings by writing or telephoning the office of the Corporate Secretary, Aetna Inc., 151 Farmington Avenue, RE4K, Hartford, Connecticut 06156, Telephone: (860) 273-4970.
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS
      We have made forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus. These forward-looking statements are based on our management’s beliefs and assumptions and on information available to our management at the time the statements are or were made. Forward-looking statements include but are not limited to the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions.
      Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements to reflect new information, future events or risks or the eventual outcome of the facts underlying the forward-looking statements. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur or to occur in a manner different from what we expect.

      The risk factors discussed in “Forward-Looking Information/Risk Factors” in our 2004 Annual Report, incorporated by reference in, and filed with the SEC as an exhibit to, our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and as updated in any future filings with the SEC, could cause our results to differ materially from those expressed in forward-looking statements. There may also be other risks that we are unable to predict at this time.
USE OF PROCEEDS
      Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be added to Aetna’s general funds and used for general corporate purposes, including the repayment of indebtedness.

DESCRIPTION OF CAPITAL STOCK
      The following description of Aetna’s capital stock is a summary of the material terms thereof and is qualified in its entirety by reference to the provisions of Aetna’s Amended and Restated Articles of Incorporation (“Aetna’s Articles”) and Aetna’s Amended and Restated By-laws (“Aetna’s By-laws”). Copies of Aetna’s Articles and By-laws are incorporated by reference in this prospectus and will be sent to holders of shares of Aetna capital stock upon request. See “Where You Can Find More Information” above.
      Aetna’s Articles and By-laws contain certain provisions that could delay or make more difficult the acquisition of Aetna by means of a tender offer, a proxy contest or otherwise.
Authorized Capital Stock
      Under Aetna’s Articles, the total number of shares of all classes of shares that Aetna has authority to issue is 1,554,817,499, having a par value of $.01 each. At March 14, 2005, Aetna’s Articles designated 7,625,000 shares as Class A voting preferred shares (the “Class A voting preferred stock”) and 1,459,384,998 shares as common shares (the “Aetna common stock”). Aetna’s Articles provide that the Aetna board of directors has the power to divide the remaining 87,807,501 shares into such classes and series, with such voting rights, designations, preferences, limitations and special rights as the board shall then fix and determine. Except as otherwise provided in Aetna’s Articles or in a board resolution, shares purchased, redeemed by, surrendered to or otherwise acquired by Aetna assume the status of authorized but unissued shares, undesignated as to class or series, and may thereafter be reissued in the same manner as other authorized but unissued shares. As of September 30, 2005, Aetna’s authorized capital stock consisted of 7,625,000 shares of Class A voting preferred stock, 1,446,996,969 shares of Aetna common stock and 100,195,530 shares undesignated as to class or series.
Aetna Common Stock
      The holders of Aetna common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law, or by the provisions of the Class A voting preferred stock, or provided in any resolution adopted by the Aetna board with respect to any subsequently created class or series of Aetna shares, the holders of the Aetna common stock exclusively possess all voting power. Aetna’s Articles preclude cumulative voting in the election of directors. Subject to any rights of any outstanding series of Aetna preferred stock, the holders of Aetna common stock (i) are entitled to such dividends as may be declared from time to time by the Aetna board from funds available therefor and (ii) upon liquidation are entitled to receive pro rata all assets of Aetna available for distribution to such holders.
      The transfer agent and registrar for the Aetna common stock is EquiServe Trust Company, N.A.
Additional Aetna Stock, Including Preferred Stock
      The Aetna board is authorized to provide for the issuance of Aetna shares in one or more classes and series, including preferred shares, to establish the number of shares in each class and series, and to fix the designations, powers, preferences and rights of each such class and series and the qualifications, limitations or restrictions thereof. Aetna’s Articles designate 7,625,000 shares as Class A voting preferred stock.
Preemptive Rights
      No holder of any shares of Aetna of any class authorized at the date of this prospectus has any preemptive right to subscribe to any securities of Aetna of any kind or class.
Book-Entry Shareholding
      Certificates representing the Aetna common stock will not be issued unless requested in writing as set forth below. Holders of record of Aetna common stock have credited to a book-entry account established for them by, and maintained at, EquiServe Trust Company, N.A. (the registrar and transfer agent for Aetna common stock) the number of shares of Aetna common stock owned by them. Each holder of record receives an Ownership Statement from the registrar promptly following each transfer to or from such account. Shareholders may request the issuance of a certificate representing the shares of Aetna common stock owned of record by them by writing to Aetna’s registrar and transfer agent.
Certain Anti-Takeover Provisions

Advance Notice Provisions for Special Meetings
      Under the Pennsylvania Business Corporation Law (the “Business Corporation Law”), a company’s shareholders are not permitted to call or require the company to call a special meeting of shareholders unless the company’s governing documents permit them to do so. Aetna’s Articles and By-laws, taken together, provide that shareholders entitled to cast at least two-thirds of the votes that all voting shareholders, voting as a single class, are entitled to cast at the special meeting may call a special meeting of shareholders by delivery to the Corporate Secretary of a written petition signed by each of such shareholders. The written petition must include (i) a brief description of the business to be conducted at the special meeting and the reasons for conducting the business at a special meeting; (ii) the name and address of each shareholder who has signed the petition; (iii) evidence of the class and number of shares of capital stock of Aetna that are beneficially owned by each shareholder who has signed the petition; and (iv) any material interest of any shareholder who has signed the petition in the business described in the petition. It shall be the duty of the Corporate Secretary to fix the date and time of any shareholder-called special meeting, which shall be held not more than 120 days after the Corporate Secretary’s receipt of a petition that complies with the above requirements. Aetna’s By-laws provide that only such business may be conducted at a special meeting as is specified in the notice of meeting given by Aetna.

Potential Issuances of Aetna Preferred Stock
      Aetna’s Articles designate 7,625,000 shares as Class A voting preferred stock. Aetna’s Articles also authorize the Aetna board to establish, from the 100,195,530 shares undesignated as to class or series as of September 30, 2005, one or more classes and series of Aetna shares, including preferred shares, and to determine, with respect to any class or series of Aetna shares, the terms and rights of such class or series, including, for example, (i) the designation of the class or series; (ii) the number of shares of the class or series, which number the Aetna board may thereafter (except where otherwise provided in the designation of any subsequently authorized class or series) increase or decrease (but not below the number of shares thereof then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the class or series; (iv) the dates on which dividends, if any, will be payable; (v) the redemption rights and price or prices, if any, for shares of the class or series; (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the class or series; (vii) the amounts payable on shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Aetna; (viii) whether the shares of the class or series will be convertible into shares of any other class or series, or any other security, of Aetna or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made; (ix) restrictions on the issuance of shares of the same class or series or of any other class or series; and (x) the voting rights, if any, of the holders of such class or series.
      The authorized shares of Aetna, including shares of preferred stock and common stock, will be available for issuance without further action by Aetna’s shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Aetna’s securities may be listed or traded. If the approval of Aetna’s shareholders is not so required, the Aetna board does not intend to seek shareholder approval.
      Although the Aetna board has no intention at the present time of doing so, it could issue a class or series of Aetna preferred shares that could, depending on the terms of such class or series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of Aetna’s shareholders might believe to be in their best interests or in which shareholders might receive a premium for their Shares over the then-current market price of such shares.

Potential Issuances of Rights to Purchase Securities
      Aetna does not currently have a shareholder rights plan, although the Aetna board retains the right to adopt a new plan at a future date. Aetna’s Articles grant the Aetna board exclusive authority to create and issue rights entitling the holders thereof to purchase from Aetna shares of capital stock or other securities and to elect to repurchase, redeem, terminate or amend any such rights. The times at which and terms upon which such rights are to be issued, repurchased, redeemed, terminated or amended are to be determined exclusively by the Aetna board and set forth in the contracts or instruments that evidence any such rights. The authority of the Aetna board with respect to such rights includes, but is not limited to, determining (i) the purchase price of the capital stock or other securities or property to be purchased upon exercise of such rights; (ii) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from any other shares or other securities of Aetna; (iii) provisions which adjust the number or exercise price of such rights or the amount or nature of the shares, other securities or other property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any shares of Aetna, a change in ownership of Aetna’s shares or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to Aetna or any shares of Aetna, and provisions restricting the ability of Aetna to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of Aetna under such rights; (iv) provisions which deny the holder of a specified percentage of the outstanding securities of Aetna the right to exercise such rights and/or cause such rights held by such holder to become void; (v) provisions which permit Aetna to redeem or exchange such rights; and (vi) the appointment of the rights agent with respect to such rights. This provision is intended to confirm the Aetna board’s exclusive authority to issue, repurchase, redeem, terminate or amend share purchase rights or other rights to purchase shares or securities of Aetna or any other corporation.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals at Annual Meetings
      Aetna’s By-laws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before annual meetings of shareholders of Aetna (the “Shareholder Notice Procedure”).
      Nominations for election to the Aetna board may be made at an annual meeting, or at a special meeting at which directors are to be elected, only by or at the Aetna board’s direction or by a shareholder who has complied with the Shareholder Notice Procedure. Aetna’s By-laws require that notice of a shareholder nomination set forth certain information with respect to each proposed nominee and the shareholder giving notice.
      Aetna’s By-laws provide that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Aetna board or by a shareholder who has given timely written notice to the Corporate Secretary of Aetna of such shareholder’s intention to bring such business before such meeting in compliance with the Shareholder Notice Procedure. Under the Shareholder Notice Procedure, a shareholder’s notice relating to the conduct of business at an annual meeting must contain specified information about such business and about the proposing shareholder.
      The Shareholder Notice Procedure requires that notice of nominations or proposals for substantive business must be received by Aetna not later than the 90th day before such meeting is to be held, or if later, the 10th day after public announcement of the date of such meeting is made.
      If the Chairman or other officer presiding at a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the Shareholder Notice Procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.
      By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure affords the Aetna board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Aetna board, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, the Shareholder Notice Procedure provides a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Aetna board, provides the Aetna board with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with the Aetna board’s position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.
      Although Aetna’s By-laws do not give the Aetna board any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Aetna and its shareholders.

No Shareholder Action by Written Consent
      Aetna’s Articles provide that shareholder action may only be taken at an annual or special meeting of shareholders and may not be taken by written consent in lieu of a meeting. The inability of the Aetna shareholders to act by written consent prevents the holders of a majority of the voting power of the voting shares from unilaterally using the written consent procedure to take shareholder action.
Provisions Relating to Shareholder Approval of Business Combination and Other Transactions
      Under the Business Corporation Law, unless a higher vote is required in a corporation’s articles of incorporation, a plan of merger or consolidation, a plan of asset transfer providing for the sale of all or substantially all of the assets of a corporation, a share exchange, division or voluntary dissolution will be adopted upon receiving the affirmative vote of a majority of the votes cast by all shareholders having a right to vote thereon, and if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Aetna’s Articles require that a plan of merger, consolidation, or asset transfer and a share exchange or division receive the affirmative vote of the holders of a majority of the shares of Aetna common stock outstanding on the record date for the meeting at which such plan is to be voted upon by shareholders and, in addition, the affirmative vote of such number or proportion of shares of any other class or series of Aetna’s capital stock as shall at the time be required by the terms of such class or series. This higher vote will make it more difficult to obtain shareholder approval of such a business combination or other transaction than would be the case if such higher vote were not required.
Provisions Relating to Amendments to Aetna’s Articles and By-laws
      Under the Business Corporation Law, shareholders have the right to adopt, amend or repeal the articles of incorporation and bylaws of a corporation. However, the Business Corporation Law requires that any amendment to Aetna’s Articles also be approved by the board of directors. Under the Business Corporation Law, unless a higher vote is required in a corporation’s articles of incorporation, amendments to the corporation’s articles of incorporation will be adopted upon receiving the affirmative vote of a majority of the votes cast by all shareholders having a right to vote thereon, and if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Aetna’s Articles provide that the provisions relating to shareholder approval of business combination and other transactions described immediately above may only be amended by the affirmative vote of the holders of a majority of the shares of Aetna common stock outstanding on the record date for the applicable meeting. In addition, Aetna’s Articles provide that, among others, the provisions relating to director and officer liability and indemnification and voluntary dissolution may only be amended by the affirmative vote of the holders of two-thirds of the shares of Aetna common stock issued and outstanding on the record date for the meeting at which an amendment to either such provisions is to be voted upon by the shareholders.
      In addition, Aetna’s By-laws may be amended by the board of directors with respect to all matters not exclusively reserved by law to the shareholders, except the board may not alter the size of the board beyond a range approved by the shareholders. Certain provisions of Aetna’s By-laws, including provisions relating to the calling of special meetings of shareholders, shareholder nominations and shareholder proposals and the size of, and the filling of vacancies on, the board, may be amended or repealed by shareholders only with the approval of at least two-thirds of the outstanding voting power of Aetna.
Pennsylvania Anti-Takeover Statutes
      Under Section 1715 of the Business Corporation Law, which is applicable to Aetna, directors stand in a fiduciary relation to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In discharging their duties, directors may, in considering the best interests of their corporation, consider, among other things, to the extent they deem appropriate: (a) the effects of any action upon any or all groups affected by the action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located; (b) the short-term and long-term interests of the corporation; (c) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation; and (d) all other pertinent factors. In considering the best interests of the corporation or the effects of any action, directors are not required to regard the interests of the shareholders, or any other group affected by the action, as dominant or controlling. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the board of directors, a committee thereof or an individual director is presumed to be in the best interests of the corporation. The Business Corporation Law expressly provides that the fiduciary duty of directors does not require them to (i) redeem or otherwise render inapplicable outstanding rights issued under any shareholder rights plan; (ii) render inapplicable specified statutory anti-takeover provisions, including Subchapter F of Chapter 25 (described below), which is applicable to Aetna; or (iii) take any action solely because of the effect it may have on a proposed acquisition or the consideration to be received by shareholders in such a transaction.
      Commentary associated with Section 1715, and accepted by courts applying the provisions of that Section to the facts of specific takeover attempts, makes it clear that a purpose of Section 1715 is to legislatively overrule certain judicial decisions in other jurisdictions named in the commentary which have had the effect of limiting the flexibility of incumbent management in contested takeovers. The provisions of Section 1715, and its construction by the courts, could aid the Aetna board in resisting a proposed acquisition transaction which it believed not to be in the best interests of any one of the corporate constituencies identified in the statute or otherwise not in the best interests of Aetna under any of the criteria identified in the statute that the board believes are appropriate to consider.
      Aetna is subject to Subchapter F of Chapter 25 of the Business Corporation Law. Subchapter F applies to a transaction between a publicly traded corporation and an interested shareholder (defined generally to be any beneficial owner of 20% or more of the corporation’s voting stock). Subchapter F of Chapter 25 prohibits such a corporation from engaging in a “business combination” (as defined in the Business Corporation Law) with an interested shareholder unless (i) the board of directors of such corporation gives approval to the proposed transaction or gives approval to the interested shareholder’s acquisition of 20% of the shares entitled to vote in an election of directors of such corporation, in either case prior to the date on which the shareholder first becomes an interested shareholder (the “Share Acquisition Date”), (ii) the interested shareholder owns at least 80% of the stock of such corporation entitled to vote in an election of directors and, no earlier than three months after such interested shareholder reaches such 80% level, the majority of the remaining shareholders approve the proposed transaction and shareholders receive a minimum “fair price” for their shares (as set forth in the Business Corporation Law) in the transaction and the other conditions of Subchapter F of Chapter 25 of the Business Corporation Law are met, (iii) holders of all outstanding shares of common stock approve the transaction, (iv) no earlier than five years after the Share Acquisition Date, a majority of the remaining shares entitled to vote in an election of directors approve the transaction, or (v) no earlier than five years after the Share Acquisition Date, a majority of all the shares approve the transaction, all shareholders receive a minimum “fair price” for their shares (as set forth in the Business Corporation Law) and the other conditions of Subchapter F of Chapter 25 of the Business Corporation Law are met.
      Under certain circumstances, Subchapter F of the Business Corporation Law makes it more difficult for an interested shareholder to effect various business combinations with a corporation. The provisions of Subchapter F should encourage persons interested in acquiring Aetna to negotiate in advance with the Aetna board, since the five-year delay and higher shareholder voting requirements would not apply if such person, prior to acquiring 20% of Aetna’s voting shares, obtains the approval of the Aetna board for such acquisition or for the proposed business combination transaction.
      Subchapter F of the Business Corporation Law will not prevent a hostile takeover of Aetna. It may, however, make more difficult or discourage a takeover of Aetna or the acquisition of control of Aetna by a significant shareholder and thus the removal of incumbent management. Any such effect would be enhanced by the adoption of a shareholder rights plan, as authorized by Aetna’s Articles. Some shareholders may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers that are not approved as required by Subchapter F of the Business Corporation Law but in which shareholders might receive, for at least some of their shares, a substantial premium above the market price at the time of a tender offer or other acquisition transaction.
      Section 2538 of Subchapter D of the Business Corporation Law imposes a higher vote on certain transactions between an “interested shareholder” (as defined in Section 2538(d) of the Business Corporation Law) and a publicly traded corporation unless certain procedural requirements are satisfied. Subchapter E of Chapter 25 of the Business Corporation Law requires a person who acquires 20% or more of the shares of a publicly traded corporation to offer to purchase the shares of any other shareholder at “fair value” (determined as provided in Section 2547). Subchapter G of Chapter 25 of the Business Corporation Law also contains certain provisions applicable to a registered corporation which, under certain circumstances, permit such a corporation to redeem “control shares” (as defined in the Business Corporation Law) and remove the voting rights of control shares. Additionally, Subchapter H of Chapter 25 of the Business Corporation Law requires the disgorgement of profits by a “controlling person” (as defined in the Business Corporation Law). Aetna’s Articles provide that Section 2538 of Subchapter D of the Business Corporation Law, and Subchapters E, G and H of Chapter 25 of the Business Corporation Law are not applicable to Aetna.

DESCRIPTION OF DEBT SECURITIES
      This prospectus describes certain general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms for the debt securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.
      The senior debt securities are to be issued under an indenture (the “Senior Indenture”) between Aetna and U.S. Bank National Association (successor in interest to State Street Bank and Trust Company), as trustee. The subordinated debt securities are to be issued under a separate indenture (the “Subordinated Indenture”) also between Aetna and U.S. Bank National Association (successor in interest to State Street Bank and Trust Company), as trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to individually as an “Indenture” or collectively as the “Indentures.”
      We sometimes refer below to specific sections of one or both of the Indentures. When we do so, we indicate where you can find the relevant section in the Indentures by noting the section number in parentheses. When we do refer to specific sections contained in the Indentures or terms defined in the Indentures, including important terms, which we capitalize here, we use them in this prospectus in the same way we use them in the Indentures, and you should refer to the Indentures themselves for detailed, specific, legal descriptions. In this section, “Description of Debt Securities,” when we refer to “Aetna,” we refer to Aetna Inc., not including its consolidated subsidiaries.
      We have summarized some terms of the Indentures. The summary is not complete. The Indentures were filed as exhibits to the registration statement of which this prospectus is a part. You should read the Indentures for a complete statement of the provisions summarized in this prospectus and for provisions that may be important to you. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended.
Ranking
      The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsecured, unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.
      Since a significant part of our operations are conducted through subsidiaries, a significant portion of our cash flow, and consequently, our ability to service debt, including the debt securities, is dependent upon the earnings of our subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends or other transfers, supplemented with borrowing.
      Some of our operating subsidiaries may finance their operations by borrowing from external creditors. Lending agreements between some of the operating subsidiaries and external creditors may restrict the amount of net assets available for cash dividends and other payments to us.
      In addition, holders of the debt securities will have a junior position to claims of creditors against our subsidiaries, including policy holders, trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders, except to the extent that we are recognized as a creditor of our subsidiary. Any claims of Aetna as the creditor of its subsidiary would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.
      In addition to general state law restrictions on payments of dividends and other distributions to shareholders applicable to all corporations, HMOs and insurance companies, including some of Aetna’s direct and indirect subsidiaries, are subject to further state regulations that, among other things, may require those companies to maintain certain levels of equity, and restrict the amount of dividends and other distributions that may be paid to Aetna.

Terms of the Debt Securities to be Described in the Prospectus Supplement
      The Indentures will not limit the amount of debt securities that we may issue under them. We may issue debt securities under the Indentures up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal will be payable;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for interest payments;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any mandatory or optional redemption terms or prepayment or sinking fund provisions;

•	the place where we will pay principal, interest and any premium;

•	the currency or currencies, if other than the currency of the United States, in which principal, interest and any premium will be paid;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations in which the debt securities will be issued;

•	whether the debt securities will be issued in the form of global securities;

•	additional provisions, if any, relating to the discharge of our obligations under the debt securities;

•	whether the amount of payment of principal (or premium, if any) or interest, if any, will be determined with reference to one or more indices;

•	the portion of the principal amount of the debt securities to be paid upon acceleration of maturity thereof;

•	any authenticating or paying agents, registrars or other agents; and

•	other specific terms, including any additional events of default, covenants or warranties. (Section 301)
Events of Default and Notice Thereof
      When we use the term “Event of Default” with respect to debt securities of any series we mean:

•	we fail to pay principal (including any sinking fund payment) of, or premium (if any) on, any debt security of that series when due;

•	we fail to pay interest, if any, on any debt security of that series when due and the failure continues for a period of 30 days;

•	we fail to perform in any material respect any covenant in an Indenture not specified in the previous two bullets (other than a covenant included in an Indenture solely for the benefit of a different series of debt securities) and the failure to perform continues for a period of 90 days after receipt of a specified written notice to us;

•	the acceleration of indebtedness for borrowed money in a principal amount in excess of $100,000,000 for which we or one of our Principal Subsidiaries (as defined below) is liable (other than acceleration of Non-Recourse Debt which does not exceed 4% of our total shareholders’ equity), or default by us or any of our Principal Subsidiaries in the payment at final maturity of outstanding indebtedness for borrowed money in a principal amount in excess of $100,000,000 (other than a default by us in the payment, at final maturity, of our Non-Recourse Debt where such payment does not exceed 4% of our total shareholders’ equity), and such acceleration or default at maturity is not waived, rescinded or annulled within 30 days after a specified written notice to us; provided that if such acceleration or default at maturity is remedied, cured, waived, rescinded or annulled, then the Event of Default under an Indenture shall also be remedied, cured, waived, rescinded or annulled; and

•	certain events of bankruptcy, insolvency, reorganization, receivership or liquidation of Aetna (Section 501).

      An Event of Default with respect to debt securities of a particular series may not constitute an Event of Default with respect to debt securities of any other series of debt securities.
      If an Event of Default under an Indenture occurs with respect to the debt securities of any series and is continuing, then the Trustee or the holders of at least 25% in principal amount of the Outstanding securities of that series may require us to repay immediately the entire principal amount (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Outstanding securities of that series; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of Outstanding securities of that series may rescind or annul such acceleration and its consequences. (Section 502)
      Each of the Indentures contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care (Section 601), to be indemnified by the holders of debt securities before proceeding to exercise any right or power under that Indenture at the request of such holders. (Section 603) Subject to these provisions in the Indentures for the indemnification of the Trustee and certain other limitations, the holders of a majority in aggregate principal amount of the debt securities of each affected series then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Sections 512 and 513)
      Each of the Indentures provides that the Trustee may withhold notice to the holders of the debt securities of any default (except in payment of principal (or premium, if any) or interest, if any) if the Trustee considers it in the interest of the holders of the debt securities to do so. (Section 602)
      Each of the Indentures provides that holders of at least 25% in aggregate principal amount of the Outstanding securities of any series may seek to institute a proceeding with respect to the Indentures or for any remedy thereunder only after they have made a written request, and offered an indemnity reasonably satisfactory to the Trustee, to the Trustee to institute a proceeding and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Outstanding securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) These limitations do not apply, however, to a suit instituted by a Holder of a debt security for enforcement of payment of the principal of (or premium, if any) or interest, if any, on or after the respective due dates expressed in such debt security. (Section 508)
      Each of the Indentures contains a covenant under which we are required to furnish to the Trustee an annual statement as to the compliance with all conditions and covenants of the Indentures. (Section 1004)
      “Principal Subsidiary” means a consolidated subsidiary of Aetna that, as of the time of the determination of whether such consolidated subsidiary is a “Principal Subsidiary,” accounted for 10% or more of the total assets of Aetna and its consolidated subsidiaries, in each case as set forth in the most recent balance sheet filed by Aetna with the Securities and Exchange Commission. (Section 101)
Modification and Waiver
      Each of the Indentures (Section 901) provides that we, together with the Trustee, may enter into supplemental indentures without the consent of the holders of debt securities to:

•	evidence the assumption by another person of our obligations;

•	add covenants for the benefit of the holders of all or any series of debt securities;

•	add any additional Events of Default;

•	add or change an Indenture to permit or facilitate the issuance of debt securities in bearer form;

•	add to, change or eliminate a provision of an Indenture if such addition, change or elimination does not apply to a debt security created prior to the execution of such supplemental indenture or modify the rights of a Holder of any debt security with respect such provision;

•	secure any debt security;

•	establish the form or terms of debt securities of any series;

•	evidence the acceptance of appointment by a successor Trustee;

•	cure any ambiguity or correct any inconsistency in an Indenture or make other changes, provided that any such action does not adversely affect the interests of the holders of debt securities of any affected series in any material respect; or

•	conform an Indenture to any mandatory provision of law.
      Other amendments and modifications of an Indenture may be made with the consent of the holders of not less than a majority of the aggregate principal amount of each series of the Outstanding securities affected by the amendment or modification. However, no modification or amendment may, without the consent of the Holder of each Outstanding security affected:

•	change the stated maturity of the principal of (or premium, if any) or any installment of principal or interest, if any, on any such debt security;

•	reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such debt security or the principal amount due upon acceleration of an Original Issue Discount Security;

•	change the place or currency of payment of principal of (or premium if any) or the interest, if any, on any such debt security;

•	impair the right to institute suit for the enforcement of any such payment on or with respect to any such debt security;

•	reduce the percentage of holders of debt securities necessary to modify or amend an Indenture;

•	in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities; or

•	modify the foregoing requirements or reduce the percentage of Outstanding securities necessary to waive compliance with certain provisions of an Indenture or for waiver of certain defaults. (Section 902)
      The holders of at least a majority of the aggregate principal amount of the Outstanding securities of any series may, on behalf of all holders of that series, waive our required compliance with certain restrictive provisions of an Indenture and may waive any past default under an Indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants. (Sections 907 and 513)
Limitations on Liens on Common Stock of Principal Subsidiaries
      Each of the Indentures provides that so long as any of the debt securities issued under that Indenture remains outstanding, we will not, and we will not permit any of our Principal Subsidiaries to, issue, assume, incur or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance, directly or indirectly, on any of the Common Stock of a Principal Subsidiary owned by us or by any of our Principal Subsidiaries, unless our obligations under the debt securities and, if we so elect, any other of our indebtedness ranking on a parity with, or prior to, the debt securities, shall be secured equally and ratably with, or prior to, such secured indebtedness for borrowed money so long as it is outstanding and is so secured. (Section 1005)
      “Common Stock” means, with respect to any Principal Subsidiary, stock of any class, however designated, except stock which is non-participating beyond fixed dividend and liquidation preferences and the holders of which have either no voting rights or limited voting rights entitling them, only in the case of certain contingencies, to elect less than a majority of the directors (or persons performing similar functions) of such

Principal Subsidiary, and shall include securities of any class, however designated, which are convertible into such Common Stock. (Section 101)
Consolidation, Merger and Sale of Assets
      We may not consolidate with or merge with or into any other person (other than in a merger or consolidation in which we are the surviving person) or sell our property and assets as, or substantially as, an entirety to any person unless:

•	the person formed by the consolidation or with or into which we are merged or the person that purchases our properties and assets as, or substantially as, an entirety is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes Aetna’s obligations on the debt securities under a supplemental indenture satisfactory to the Trustee;

•	immediately after giving effect to the transaction no Event of Default shall have occurred and be continuing; and

•	a specified officers’ certificate and opinion of counsel are delivered to the Trustee. (Section 801)
      Upon compliance with the foregoing provisions, the successor or purchaser will succeed to, and be substituted for Aetna under the Indentures with the same effect as if such successor or purchaser had been the original obligor under the debt securities, and thereafter Aetna will be relieved of all obligations and covenants under the Indentures and the debt securities. (Section 802).
Defeasance and Covenant Defeasance
      If we deposit, in trust, with the Trustee (or other qualifying trustee), sufficient cash or specified government obligations to pay the principal of (and premium, if any) and interest and any other sums due on the scheduled due date for the debt securities of a particular series, then at our option and subject to certain conditions (including the absence of an Event of Default):

•	we will be discharged from our obligations with respect to the debt securities of such series (which we refer to in this prospectus as a “legal defeasance”), or

•	we will no longer be under any obligation to comply with the covenants described above under “Limitations on Liens on Common Stock of Principal Subsidiaries” and “Consolidation, Merger and Sale of Assets”, an Event of Default relating to any failure to comply with such covenants or an Event of Default pursuant to the fourth bullet under “Events of Default and Notice Thereof” (cross-acceleration and cross-payment default) will no longer apply to us, and, for subordinated debt securities, the subordination provisions will no longer apply to us (which we refer to in this prospectus as a “covenant defeasance”).
      If we exercise our legal defeasance option, payment of such debt securities may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, payment of such debt securities may not be accelerated by reference to the covenants from which we have been released or pursuant to Events of Default referred to above which are no longer applicable. If we fail to comply with our remaining obligations with respect to such debt securities under an Indenture after we exercise the covenant defeasance option and such debt securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and government obligations on deposit with the Trustee may be insufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such Event of Default. However, we will remain liable for such payments. (Article Twelve)
      Under current United States federal income tax laws, a legal defeasance would be treated as an exchange of the relevant debt securities in which holders of those debt securities might recognize gain or loss. Unless accompanied by other changes in the terms of the debt securities, a covenant defeasance generally should not be treated as a taxable exchange. In order to exercise our defeasance options, we must deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes.
Subordination of Subordinated Debt Securities
      Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subordinated debt securities.
      The subordinated debt securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt (as defined below) of Aetna, including the senior debt securities. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Aetna, the holders of Senior Debt of Aetna will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt of Aetna before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the subordinated debt securities. (Subordinated Indenture Section 1402)
      If the maturity of any subordinated debt securities is accelerated, the holders of all Senior Debt of Aetna outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the holders of subordinated debt securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the subordinated debt securities. (Subordinated Indenture Section 1403)
      No payments on account of principal (or premium, if any) or interest, if any, in respect of the subordinated debt securities may be made if there shall have occurred and be continuing

•	a default in the payment of principal of (or premium, if any) or interest on Senior Debt of Aetna, or

•	an event of default with respect to any Senior Debt of Aetna resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Subordinated Indenture Section 1404)
      “Debt” means (without duplication and without regard to any portion of principal amount that has not accrued and to any interest component thereof (whether accrued or imputed) that is not due and payable) with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

•	every obligation of such person for money borrowed;

•	every obligation of such person evidenced by bonds, debentures, notes or other similar instruments;

•	every reimbursement obligation of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;

•	every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

•	every capital lease obligation of such person; and

•	every obligation of the type referred to in the previous five bullets of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise. (Subordinated Indenture Section 101)
      “Senior Debt” means with respect to any person the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person to the extent that such claim for post-petition interest is allowed in such proceeding), on Debt of such person, whether incurred on or prior to the date of the Subordinated Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the subordinated debt securities or to other Debt of such person which is pari passu with, or subordinated to, the subordinated debt securities; provided, however, that Senior Debt does not include (i) the subordinated debt securities or (ii) any other debt securities issued to any other trusts, partnerships or other entity affiliated with Aetna which is a financing vehicle of Aetna (“Financing Entity”) in connection with the issuance of preferred securities of such Financing Entity. (Subordinated Indenture Section 101)
      The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt of Aetna, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to other obligations of Aetna. The senior debt securities, when issued, will constitute Senior Debt of Aetna.
      At September 30, 2005, Aetna had $1.6 billion of Senior Debt outstanding and no subordinated debt securities outstanding.
      The prospectus supplement may further describe the provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series.
Concerning our Relationship with the Trustee
      The Trustee and/or certain of its affiliates participate in our credit facility, and we maintain ordinary banking relationships with the Trustee and/or certain of its affiliates.
Governing Law
      Each of the Indentures is governed by and shall be construed in accordance with the internal laws of the State of New York.
FORM OF DEBT SECURITIES
      Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the Trustee. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities.
      We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.
      If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. (Sections 204 and 305) We anticipate that the following provisions will apply to all depositary arrangements.
      Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.
      So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the applicable Indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable Indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the applicable Indenture, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.
      Principal (or premium, if any) and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. Neither Aetna nor the Trustee nor any agent of Aetna or the Trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
      We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders of that global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
      If the depositary for any of these securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. In addition, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the global security or securities representing those securities. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the Trustee or relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
      The following discussion is the opinion of Davis Polk & Wardwell. It accurately describes the material U.S. federal income and certain estate tax consequences of ownership and disposition of the debt securities. This discussion only applies to debt securities held as capital assets. This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or foreign currencies;

•	persons holding debt securities as part of a hedge or other integrated transaction;

•	U.S. Holders (as described below) whose functional currency is not the United States dollar;

•	traders in securities that elect the mark-to-market method of accounting for their securities holdings;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons subject to the alternative minimum tax.
      This summary is based on the Internal Revenue Code of 1986, as amended to the date of this prospectus (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed United States Treasury Regulations, in each case available on the date of this prospectus. Changes to any of such statutes, decisions and/or interpretations subsequent to the date of this prospectus may affect the tax consequences described herein. Persons considering the purchase of debt securities are urged to consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Tax Consequences to U.S. Holders
      As used herein, the term “U.S. Holder” means a beneficial owner of a debt security that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source;
The term U.S. Holder also includes certain former citizens and residents of the United States.
Payments of Interest
      Interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the Holder’s method of accounting for federal income tax purposes. Special rules governing the treatment of interest paid with respect to original issue discount debt securities and indexed notes, including certain floating rate debt securities, are described under “Original Issue Discount” below.
Original Issue Discount
      A debt security that is issued for an amount less than its “stated redemption price at maturity” will be considered to have been issued at an original issue discount for federal income tax purposes (and will be referred to as an “original issue discount debt security”) unless the debt security satisfies a de minimis threshold (as described below) or is a short-term debt security (as defined below). The “issue price” of a debt security will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the debt security is sold for money. The “stated redemption price at maturity” of a debt security will equal the sum of all payments required under the debt security other than payments of “qualified stated interest.” “Qualified stated interest” is stated interest unconditionally payable in cash or in property (other than in debt instruments of the issuer) at least annually during the entire term of the debt security and equal to the outstanding principal balance of the debt security multiplied by a single fixed rate of interest or, subject to certain conditions, based on one or more indices.
      If the difference between a debt security’s stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the debt security will not be considered to have original issue discount. Holders of a debt security with a de minimis amount of original issue discount will generally include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the debt security.
      A U.S. Holder of original issue discount debt securities will be required to include any qualified stated interest payments in income in accordance with the Holder’s method of accounting for federal income tax purposes. U.S. Holders of original issue discount debt securities that mature more than one year from their date of issuance will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, U.S. Holders of original issue discount debt securities generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.
      A U.S. Holder may make an election to include in gross income all interest that accrues on a debt security (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”). The election is to be made for the taxable year in which the U.S. Holder acquired the debt security and may not be revoked without the consent of the Internal Revenue Service. U.S. Holders should consult their own tax advisors about this election.
      A debt security that matures one year or less from its date of issuance (a “short-term debt security”) will be treated as being issued at a discount and none of the interest paid on the debt security will be treated as qualified stated interest. In general, a cash method U.S. Holder of a short-term debt security is not required to accrue the discount for United States federal income tax purposes unless it elects to do so. U.S. Holders who so elect and certain other U.S. Holders, including those who report income on the accrual method of accounting for federal income tax purposes, are required to include the discount in income as it accrues on a straight-line basis, unless another election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a U.S. Holder who is not required and who does not elect to include the discount in income currently, any gain realized on the sale, exchange or retirement of the short-term debt securities will be ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, those U.S. Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term debt securities in an amount not exceeding the accrued discount until the accrued discount is included in income.
      Under applicable regulations, if we have an unconditional option to redeem a debt security prior to its stated maturity date, this option will be presumed to be exercised if, by utilizing any date on which the debt security may be redeemed as the maturity date and the amount payable on that date in accordance with the terms of the debt security as the stated redemption price at maturity, the yield on the debt security would be lower than its yield to stated maturity. If this option is not in fact exercised, the debt security would be treated solely for purposes of calculating original issue discount as if it were redeemed, and a new debt security were issued, on the presumed exercise date for an amount equal to the debt security’s adjusted issue price on that date.

Contingent Debt Obligations
      Special rules govern the tax treatment of debt obligations that are treated under applicable Treasury Regulations as providing for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis at an assumed yield determined at the time of issuance of the obligation. Adjustments will be required to these accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. Any gain on the sale, exchange, retirement or other disposition of a contingent debt obligation will be ordinary income.
Market Discount and Premium
      If a U.S. Holder purchases a debt security (other than a short-term original issue discount debt security) for an amount that is less than its stated redemption price at maturity (or, in the case of an original issue discount debt security, its “adjusted issue price”), the amount of the difference will be treated as “market discount” for federal income tax purposes, unless such difference is less than a specified de minimis amount. The “adjusted issue price” of an original issue discount debt security is defined as the sum of the issue price of the debt security and the aggregate amount of previously accrued original issue discount, less any prior payments other than payments of qualified stated interest.
      A U.S. Holder will be required to treat any principal payment (or, in the case of an original issue discount debt security, any payment that does not constitute qualified stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount accrued on the debt security at the time of the payment or disposition unless this market discount has been previously included in income by the Holder pursuant to an election by the Holder to include market discount in income as it accrues, or pursuant to a constant yield election by the Holder as described under “Original Issue Discount” above. If such debt security is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to the U.S. Holder as if such U.S. Holder had sold the debt security at its then fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the debt security or its earlier disposition (including certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such debt security.
Acquisition Premium and Amortizable Bond Premium
      A U.S. Holder who purchases a debt security for an amount that is greater than its adjusted issue price but less than or equal to the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest will be considered to have purchased such debt security at an “acquisition premium.” Under the acquisition premium rules of the Code, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such debt securities for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.
      If a U.S. Holder purchases a debt security for an amount that is greater than the sum of all amounts payable on the debt security other than qualified stated interest, such U.S. Holder will be considered to have purchased such debt security with “amortizable bond premium.” In general, amortizable bond premium with respect to any debt security will be equal in amount to the excess of the purchase price over the sum of all amounts payable on the debt security other than qualified state interest, and the holder may elect to amortize such premium, using a constant yield method, over the remaining term of the debt security. Special rules may apply in the case of debt securities that are subject to optional redemption. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such Holder’s income with respect to the debt security in that accrual period. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the debt securities by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the Internal Revenue Service.
      If a Holder makes a constant yield election (as described under “Original Issue Discount” above) for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the Holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation.
Sale, Exchange or Retirement of the Debt Securities
      Upon the sale, exchange or retirement of a debt security, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder’s adjusted tax basis in the debt security. For these purposes, the amount realized does not include any amount attributable to accrued interest on the debt security. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.
      Gain or loss realized on the sale, exchange or retirement of a debt security will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the debt security has been held for more than one year. Exceptions to this rule apply to the extent of any accrued market discount or, in the case of a short-term debt security, any accrued discount not previously included in the U.S. Holder’s taxable income. See “Original Issue Discount” and “Market Discount and Premium” above.
Debt Securities With Special Features
      Special rules governing the federal income tax treatments of debt securities with special features, including debt securities denominated in a currency or currency unit other than the United States dollar (“foreign currency debt securities”) or currency-indexed debt securities, will be provided by Aetna in the applicable prospectus supplement.
Backup Withholding and Information Reporting
      Information returns will be filed with the Internal Revenue Service in connection with payments on the debt securities and the proceeds from a sale or other disposition of the debt securities. You will be subject to United States backup withholding tax on these payments if you fail to provide your taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.
Tax Consequences to Non-U.S. Holders
      As used herein, the term “Non-U.S. Holder” means a beneficial owner of a debt security that is, for United States federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.
      “Non-U.S. Holder” does not include a Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a Holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.
      Subject to the discussion above concerning backup withholding:

•	payments of principal, interest (including original issue discount, if any) and premium on the debt securities by us or any paying agent to any Non-U.S. Holder will not be subject to United States federal withholding tax, provided that, in the case of interest, (i) such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Aetna entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to Aetna through stock ownership and is not a bank receiving certain types of interest; and (ii) if the note is a registered note, the certification requirement described below has been fulfilled with respect to the beneficial owner, as described below;

•	a Non-U.S. Holder of a debt security will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such debt security, unless the gain is effectively connected with the conduct by the Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

Certification Requirement
      Interest and original issue discount will not be exempt from withholding tax unless the beneficial owner of that note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a United States person. The exemption will not apply to contingent interest if the amount of such interest is determined with reference to the financial performance of Aetna or a related person or with reference to changes in the value of Aetna’s or a related person’s assets. Unless otherwise provided in the applicable prospectus supplement, we do not expect to pay this type of interest.
      If a Non-U.S. Holder of a debt security is engaged in a trade or business in the United States, and if interest (including original issue discount) on the debt security is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, except that the Holder will be required to provide to Aetna a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of debt securities including the possible imposition of a 30% branch profits tax.
Federal Estate Tax
      Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a debt security or coupon will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the debt security, if received by the decedent at the time of death, would have been:

•	subject to United States federal withholding tax (even if the W-8BEN certification requirement described above were satisfied); or

•	effectively connected to the conduct by the holder of a trade or business in the United States.
Backup Withholding and Information Reporting
      Information returns will be filed with the Internal Revenue Service in connection with payments on the debt securities. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition and the Non-U.S. Holder may be subject to United States backup withholding tax on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest and original issue discount described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s United States federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

VALIDITY OF SECURITIES
      Unless otherwise indicated in the applicable prospectus supplement, the validity of the debt securities offered hereby will be passed upon for Aetna by Davis Polk & Wardwell, New York, New York. Counsel for any agents or underwriters will be named in the applicable prospectus supplement. Davis Polk & Wardwell and counsel for the agents or underwriters may rely upon an opinion of Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, special Pennsylvania counsel to Aetna, as to certain matters governed by Pennsylvania law.
EXPERTS
      The consolidated financial statements and schedule of Aetna Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
ERISA MATTERS
      Aetna and certain of its affiliates, including Aetna Life Insurance Company, may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” within the meaning of the Code, with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if debt securities are acquired by a pension or other employee benefit plan with respect to which Aetna or any of its affiliates is a service provider, unless such debt securities are acquired pursuant to an exemption for transactions effected on behalf of such plan by a “qualified professional asset manager” or pursuant to any other available exemption. Any such pension or employee benefit plan proposing to invest in the debt securities should consult with its legal counsel.

$
Aetna Inc.
                  % Senior Notes due 2011
                  % Senior Notes due 2016
                  % Senior Notes due 2036

PROSPECTUS SUPPLEMENT
                    , 2006

Citigroup
Goldman, Sachs & Co.
JPMorgan
Banc of America Securities LLC
Credit Suisse
Deutsche Bank Securities
Morgan Stanley
UBS Investment Bank
Wachovia Securities